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                                                             Item 6.(a) Exhibits

                           1994 AMENDED AND RESTATED
                             EMPLOYMENT AGREEMENT


          AGREEMENT dated October 27, 1994, by and between WMS INDUSTRIES INC., a Delaware corporation ("WMS"), with offices at 3401 North California Avenue, Chicago, Illinois 60618 and LOUIS J. NICASTRO ("Nicastro"), residing at Cleft Road, Mill Neck, New York 11765.

                             W I T N E S S E T H :
                             -------------------

          WHEREAS, Nicastro is at present the Chairman of the Board and Co-Chief Executive Officer of WMS and has been performing services for WMS pursuant to the terms of an Amended and Restated Employment Agreement between Nicastro and WMS, dated as of September 1, 1991 (the "Old Agreement"); and

          WHEREAS, WMS desires to retain the services of Nicastro beyond the term of the Old Agreement; and WMS and Nicastro mutually desire to amend and restate the Old Agreement, pursuant to this Agreement, which will supersede the Old Agreement and shall constitute the complete agreement of the parties with respect to and set forth all of the terms of the employment of Nicastro as Chairman of the Board and Co-Chief Executive Officer of WMS.

          NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements hereinafter set forth, the parties hereto agree as follows:

          1. WMS hereby employs Nicastro, and Nicastro agrees to be employed by WMS pursuant hereto, to perform the duties of the Chairman of the Board and Co-Chief Executive Officer of WMS, subject to the control and direction of the Board of Directors of WMS. Except with the consent of Nicastro, the principal place from which he shall perform his duties shall not be located elsewhere than in New York City, New York or its environs.
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          2.  The term of Nicastro's employment hereunder shall commence on the date hereof and terminate on July 31, 1999 (the "Original Term"). Upon the expiration of the Original Term, Nicastro's employment with WMS shall thereafter continue from year to year (the "Extended Term"); provided, however, that Nicastro's services hereunder may be terminated by either party, effective upon expiration of the Original Term or the Extended Term upon written notice from the terminating party to the other party dated and received at least six (6) months prior to the respective expiration date, and provided further, in the event of the "total disability" of Nicastro (as hereinafter defined), any right of WMS to terminate Nicastro's services shall be subject to the provisions of Paragraph 7 of this Agreement.

          3. (a) As full compensation for his services hereunder, WMS shall pay to Nicastro in respect of each year of his employment hereunder, a base salary at the rate of $682,500 per annum, payable in equal semi-monthly installments, or such greater amount as the Board of Directors of WMS shall from time to time determine.

          (b) In addition to other compensation hereunder, Nicastro shall be entitled to participate in and receive the benefits of all pension and retirement plans and bonuses, group health, life insurance and hospital, medical and dental plans, and all other employee benefits and perquisites, including, without limitation, vacations (not less than four weeks per annum) generally available to senior executive employees of WMS.

          4. During the term of this Agreement and so long as payments are being made to Nicastro, his wife Elaine or any other person or persons pursuant to Paragraph 6 hereof, WMS shall reimburse Nicastro, or Elaine if she shall survive him, for all medical and dental expenses incurred by him and Elaine to the extent such expenses are not otherwise reimbursed by

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insurance provided by WMS.  WMS shall also reimburse Nicastro for all expenses incurred by him in connection with the business of WMS including, but not limited to, such items as entertainment, traveling, hotel, gifts and similar items as shall be deemed necessary and commensurate with his position as Chairman of the Board and Co-Chief Executive Officer of WMS. Nicastro will present receipts or vouchers for any requested reimbursements in accordance with WMS's normal policy and will comply with any appropriate procedures established by WMS to provide for payment or withholding of income or other taxes as may be required by law to be paid or withheld in connection with any such reimbursements.

          5. Nicastro agrees that, throughout the period in which he is required to perform services hereunder, he will devote his attention, knowledge and skills faithfully, diligently and to the best of his ability in furtherance of the business of WMS and businesses in which WMS has an interest, and in full performance of the duties assigned to him hereunder, subject, at all times, to the direction and control of the Board of Directors of WMS, and he shall not, throughout such period, enter into the service of, or be employed in any capacity or for any purpose whatsoever by any person, firm or corporation other than WMS and businesses in which WMS has an interest, except as permitted below, if such other services or employment would interfere with the performance of his duties hereunder. Nothing contained in this Paragraph 5 shall be deemed to prohibit Nicastro from (i) investing his assets or funds, so long as the business of any such entity in which he shall make his investments shall not be in direct competition with that of WMS, except that Nicastro may invest in a corporate entity in competition with WMS if such corporation's stock is listed for trading on a national stock exchange or traded in the over-the-counter market and Nicastro's holdings therein represent less

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than 5% of the outstanding stock thereof; or (ii) acting as a director, trustee, officer, or upon a committee of any other firm, trust or corporation where such positions do not unreasonably interfere with the services to be rendered by Nicastro hereunder. WMS acknowledges that Nicastro may continue to perform services for businesses in which WMS had an interest at the time his services commenced even after WMS's interest terminates, so long as such services do not unreasonably interfere with the services to be rendered by Nicastro hereunder.

          6. (a) Upon the death of Nicastro at any time, whether during his employment by WMS or after his "Retirement Date" (as hereinafter defined), for a period of fifteen (15) years after the date of Nicastro's death, WMS shall pay death benefits to his wife Elaine or to such other person or persons as he shall, at his option, from time to time designate by written instrument delivered to WMS, each subsequent designation to be deemed to revoke all prior designations or, if his wife Elaine shall predecease him and no such designation is made, to his estate, in an annual amount equal to (i) one-half ( 1/2) of the aggregate annual base salary payable to Nicastro as of his date of death if such death occurs during his employment by WMS, or (ii) the retirement benefit payable under Paragraph 6(b), if such death occurs after the Retirement Date, but in no event less than $341,250 per annum, payable in equal monthly payments commencing on the first day of the first month following the date of death.

          (b) On the first day of the first month following his Retirement Date and on the first day of each month thereafter until his death, WMS shall pay to Nicastro in equal monthly payments, an annual retirement benefit in an amount equal to one-half ( 1/2) of the aggregate annual base salary payable to Nicastro as of the Retirement Date, but in no event less than $341,250 per annum.

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          (c) Nicastro's Retirement Date shall be July 31, 1999, or such earlier date as Nicastro's employment may terminate under Paragraphs 7 or 9 of this Agreement.

          (d) The medical and dental benefits provided by Paragraph 4 and the death benefits provided by Paragraph 6 hereof shall be payable notwithstanding the termination of Nicastro's employment by WMS for any reason or the resignation of Nicastro at any time after the date hereof.

          (e) The retirement benefits provided in Paragraph 6 hereof which have not heretofore been vested shall vest ratably over the period October 27, 1994 through July 31, 1999 (or such earlier date as Nicastro's employment may terminate under Paragraphs 7 or 9 of this Agreement) and such vested amounts shall be payable notwithstanding the termination of Nicastro's employment by WMS for any reason or the resignation of Nicastro at any time after the date hereof, provided, that Nicastro is not in material breach of the provisions hereof.

          7. Nicastro shall receive full compensation for any period of illness or incapacity during the term of his employment hereunder. Notwithstanding the foregoing, if such illness or incapacity shall have disabled Nicastro from performing his duties hereunder for a period of more than six (6) consecutive months (hereinafter referred to as "total disability"), WMS shall thereafter have the right to terminate Nicastro's employment under this Agreement upon giving at least thirty (30) days' written notice of its intention to do so. If Nicastro shall resume his duties within thirty (30) days following the receipt of such notice and shall perform such duties on a regular basis for two (2) consecutive months thereafter, this Agreement and Nicastro's employment hereunder shall continue in full force and WMS's notice of intention to terminate shall have no further force or validity. In the event that WMS shall give such notice of

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termination and Nicastro shall not timely resume his duties hereunder,
Nicastro's employment under this Agreement shall terminate on the date set forth in the notice but all other applicable terms of this Agreement, including, among other things, the obligation of WMS to pay medical and dental benefits under Paragraph 4 above and death and retirement benefits under Paragraph 6 above, shall remain in full force and effect.

      8.  Nicastro covenants and agrees as follows:

          (a) During the period of his employment hereunder, and for a further period of one (1) year thereafter he shall not, except as permitted in Paragraph 5 hereof, directly or indirectly own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor or otherwise, or allow his name to be used in, any business or enterprise which manufactures, sells or offers for sale any products similar to the major lines of products then being sold, by, or competes in any way with, WMS in any city or trade territory in the United States (including Puerto Rico) or Canada where WMS is directly or indirectly, through distributors or others, engaged in the operation of its business.

          (b) During the term of this Agreement and thereafter, he shall hold in a fiduciary capacity for the benefit of WMS, all information, knowledge and data relating to or concerned with its operations, sales, businesses and affairs, including but not limited to, the names of customers which are or were obtained by Nicastro during his employment by WMS; and he shall not disclose or divulge any such information, knowledge or data to any person, firm or corporation other than to WMS or its designees, except as may otherwise be required in connection with the business and affairs of WMS.

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          (c) After retirement, Nicastro will (to the extent that he is physically able) continue to serve as Chairman of the Board of Directors of WMS and as Chairman and Chief Executive Officer of Williams Hospitality Group Inc. and will render such advisory and consulting services to WMS and its affiliated companies as may be reasonably requested by WMS. Nicastro shall not be entitled to additional compensation for such services unless such services require him to devote more than four (4) business days a month.

          Nicastro acknowledges that the provisions of this Paragraph 8 are reasonable and necessary for the protection of WMS and that each provision, and the period or periods of time, geographic areas and types and scope of restrictions on the activities specified herein, are and are intended to be, divisible. In the event that any provision of this Paragraph 8, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

          9. (a) Except as provided in the next succeeding subparagraph, in the event of a breach or threatened breach by either WMS or Nicastro of any obligations under this Agreement, the parties hereto acknowledge that WMS or Nicastro, as the case may be, will not have an adequate remedy at law, and shall be entitled to such equitable and injunctive relief as may be available to restrain violations of the provisions of this Agreement. Nothing in this subparagraph shall be construed as prohibiting the parties hereto from pursuing any other

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remedies available for such breach or threatened breach, including the recovery of damages for such breach or threatened breach.

          (b) Notwithstanding anything contained in the preceding subparagraph to the contrary, (A) if WMS terminates Nicastro's employment in violation of this Agreement, and Nicastro gives the written notice to WMS provided for in subparagraph 9 hereof; or (B) if at any time during the term of this Agreement individuals who presently constitute the Board of Directors of WMS, or who have been recommended for election to the Board by two-thirds of the Board consisting of individuals who are either presently on the Board or such recommended successors (such present directors or recommended directors being hereafter referred to as "Acceptable Directors"), cease for any reason to constitute at least a majority of such Board, and Nicastro gives the written notice to WMS provided for in subparagraph 9 hereof; WMS shall pay to Nicastro within fifteen
(15) days after such termination pursuant to clause (A) hereof or termination pursuant to clause (B) hereof, as the case may be (as severance pay and liquidated damages, in lieu of any other rights or remedies which might otherwise be available to him under this Agreement, and without mitigation of any kind or amount, whether or not Nicastro shall seek or accept other employment), a lump sum payment equal in amount to the sum of:

          (i) the aggregate base salary which would have been payable to Nicastro pursuant to subparagraph 3 of this Agreement during the remaining term hereof (for purposes of this subparagraph 9, the rate of Nicastro's base salary shall be deemed to be Nicastro's base salary at the highest annual rate in effect during the one-year period immediately preceding termination); and

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          (ii) ten (10) times the annual retirement benefit which would have been payable to Nicastro pursuant to subparagraph 6 of this Agreement (for purposes of this subparagraph 9 Nicastro's Retirement Date shall be deemed the date of such termination if such Retirement Date has not yet actually occurred); but in no event shall the payment pursuant to subparagraph 9 be less than three
(3) times Nicastro's base salary at the highest annual rate in effect during the one-year period immediately preceding termination. The payment provided for in this subparagraph 9 shall be paid in full, without discount to present value.
In addition to such lump sum payment to Nicastro, Nicastro shall have the right, exercisable within thirty (30) days after such termination pursuant to clause
(A) or (B) of this subparagraph 9, to sell to WMS any or all options held by Nicastro to purchase WMS common stock and options to purchase the securities of any other company at least 20% of the voting securities of which are owned by WMS ("Related Company") at a price per share equal to the amount by which (i) the average closing price of the WMS common stock or the securities of such Related Company, as the case may be, on the New York Stock Exchange (or other applicable trading market if not listed on the New York Stock Exchange) during the thirty-day period immediately preceding the date on which he notifies WMS of his election to sell such options plus the fair market value per share of other securities or assets which Nicastro would be entitled to receive upon exercise of such options exceeds (ii) the option exercise price for each such share. All options not yet fully exercisable shall be deemed fully exercisable for purposes of the foregoing computation. Such payments shall be made by WMS at the time provided in this subparagraph 9 and shall not require any further authorization or approval of the Board of Directors of WMS.

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          In addition to the foregoing, the obligations of WMS to pay medical and dental benefits pursuant to Paragraph 4 hereof and death benefits pursuant to Paragraph 6 hereof shall remain in full force and effect.

          (c) WMS shall be deemed to have terminated Nicastro's employment in violation of this Agreement for all purposes hereunder, if, among other things, without his prior written consent,

          (i) Nicastro is placed in any position of lesser stature than that of Chairman of the Board and Co-Chief Executive Officer of WMS; is assigned duties inconsistent with such position or duties which, if performed, would result in a significant change in the nature or scope of powers, authority, functions or duties inherent in such position on the date hereof; is assigned performance requirements or working conditions which are at variance with the performance requirements and working conditions in effect on the date hereof; or is accorded treatment on a general basis which is in derogation of his status as Chairman of the Board and Co-Chief Executive Officer;

          (ii) Nicastro ceases to serve as a member of the Board of Directors of WMS;

          (iii) WMS discontinues or reduces (from the highest level in effect during the term of this Agreement) the amount of base salary payable to Nicastro pursuant to this Agreement; or

          (iv) WMS discontinues or reduces (from the level in effect on the date hereof) the perquisites or fringe benefits inherent in Nicastro's position on the date hereof;

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and Nicastro gives written notice of his election to deem such act to constitute termination, in which event termination pursuant to this subparagraph 9 shall be deemed to have occurred upon the date of the giving of such notice.

          (d) In the event of a change in the constitution of the Board of Directors of WMS such that it does not include a majority of Acceptable Directors as provided in clause (B) of subparagraph 9 hereof, and in the further event that at any time thereafter, Nicastro gives written notice of the election to terminate this Agreement, termination pursuant to this subparagraph 9 shall be deemed to have occurred upon the date of the giving of such notice.

          (e) Notwithstanding the foregoing provisions of this Paragraph 9, in the event of termination of Nicastro's employment pursuant to clause (B) of subparagraph 9 hereof, the following provisions shall apply:

          (i) The maximum payment to be made to Nicastro pursuant to subparagraph 9 hereof shall be equal to the lesser of (A) the amount which would be payable to Nicastro pursuant to said subparagraph 9 in the absence of this subparagraph 9, or (B) 2.99 times the average annual compensation paid by WMS to Nicastro which was includible in Nicastro's gross income for the five (5) most recent taxable years of Nicastro ending prior to the date Nicastro gives notice of termination of his employment pursuant to subparagraph 9 hereof; and

          (ii) At Nicastro's election, he may receive (A) the aggregate deferred compensation benefits payable pursuant to subparagraph 9 hereof discounted to "present value" as determined in accordance with Section 280(G)(d)(4) of the Internal Revenue Code of

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1986; or (B) such deferred compensation benefits at the time otherwise payable under Paragraph 6 hereof, without acceleration or discount to "present value."

          10. This Agreement may not be assigned by Nicastro but shall inure to the benefit of and shall be binding upon the successors and assigns of WMS.

          11. All notices shall be addressed to each party thereto at its address set forth on the first page of this Agreement or as such address may be changed from time to time by notice in accordance with this Paragraph 11 and shall be delivered in person or sent by mail with first class postage prepaid or by express mail service for next day delivery or other responsible overnight delivery service, and, if sent by mail shall be deemed to have been given and received two (2) business days after the date of deposit in the mails and, if sent by express mail service or overnight delivery service shall be deemed to have been given and received on the next business day after the date of the delivery of the notice to such service.

          12. Any waiver by either WMS or Nicastro of any breach of any provisions of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach hereof.

          13. This Agreement shall be governed and construed in accordance with the substantive laws of the State of New York applicable to agreements to be performed entirely therein.

          14. No amendment or modification of this Agreement shall be valid and binding unless made in writing and signed by both of the parties hereto.

          15. In the event that any provisions of this Agreement, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by

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a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provision shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                         WMS INDUSTRIES INC.



                                         By:  /s/ Harold H. Bach
                                            ----------------------------
                                            Harold H. Bach, Jr.
                                            Vice President-Finance



                                         By:  /s/ William C. Bartholomay
                                            ----------------------------
                                            William C. Bartholomay
                                            Chairman of Compensation
                                            Committee



                                                /s/ Louis J. Nicastro
                                              --------------------------
                                                LOUIS J. NICASTRO

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